UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 4, 2006, Casey’s Marketing Company, a wholly-owned subsidiary of Casey’s General Stores, Inc. (together, the “Company”), executed and entered into an Asset Purchase Agreement dated as of August 4, 2006 (the “Agreement”) with Nordstrom Oil Company, Nordco, L.L.C., Nordy’s, L.L.C., Pylon Development, L.L.C. and Jet Transport Company (together, the “Sellers”). Nordstrom Oil Company is an Iowa corporation which operates convenience stores in Iowa under the name “HandiMart.” Jet Transport Company is an Iowa corporation which provides fuel transport services to the other Sellers and owns automatic teller machines located in the Sellers’ stores. Nordco, L.L.C. is an Iowa limited liability company which owns a joint venture interest in another limited liability company operating certain stores under the HandiMart name. Nordy’s, L.L.C. is an Iowa limited liability company which owns a parcel of real estate used by Nordstrom Oil Company in its business, and Pylon Development, L.L.C. (also an Iowa limited liability company) owns two stores operating under the HandiMart name.

The Agreement provides that the Company will acquire all rights, titles and interests of the Sellers to certain assets described in the Agreement, consisting of up to 33 convenience store properties located in the State of Iowa. The assets being acquired under the Agreement (the “Acquired Assets”) generally consist of the land, buildings, leasehold improvements, equipment and machinery and the goodwill associated with the business conducted at the store locations being acquired (in each case, a “Location”), certain assigned contracts (including leases and limited liability company interests), files and records, related intangible assets and intellectual property, inventory, licenses and permits situated at or associated with the Locations as of the closing date. One other convenience store property operated by the Seller and properties adjacent to certain Locations, as well as other excluded assets, are being retained by the Sellers under the Agreement and are not being acquired by the Company.

Seventeen Locations and the associated Acquired Assets are to be transferred to the Company on the third business day following termination of the Hart-Scott-Rodino waiting period, or any other date mutually agreed upon by the parties (the “First Closing Date”). The remainder of the Locations and other Acquired Assets are to be transferred to the Company on the business day following the First Closing Date (the “Second Closing Date”). The Company currently expects that the First Closing Date and the Second Closing Date will occur during the second fiscal quarter.

The expected purchase price for the Acquired Assets is $63.5 million. The Company also will pay the Sellers (i) a prorata portion of certain prepaid expenses incurred by the Sellers with respect to the Locations, (ii) $325,000 for certain real property adjoining one of the Locations, and (iii) the value of the inventory determined as provided in the Agreement. A portion of the purchase price has been allocated in the

Agreement to each of the Sellers. The Company has agreed to pay the total amount allocated to the Acquired Assets (except inventory) at each Location (net of prorated real estate taxes and other customary charges and credits) on the date of transfer of the Location to the Company. The amount for the inventory, determined on a location-by- location basis, will be paid after the physical count and pricing have been completed as to all stores, but no later than ten business days following the Second Closing Date.

The purchase price of the Acquired Assets is subject to adjustment prior to the First Closing Date. If Sellers are able to acquire the ownership interests of a third party in a limited liability company that owns and leases to one of the Sellers the stores at three Locations, and transfers those interests to the Company, the Company shall pay the Sellers an additional $1.3 million. If said ownership interests cannot be acquired by the Sellers and transferred to the Company, the three Locations will be excluded from the Agreement and the purchase price will be reduced to $58.9 million.

In the Agreement, the Sellers make a number of representations and warranties to the Company to induce it to enter into the Agreement and to consummate the transactions contemplated thereby. The Agreement also obligates the Sellers to comply with certain pre-closing covenants, and includes other provisions relating to the transfer of the Acquired Assets to the Company and their subsequent use by the Company.

The Sellers have agreed to indemnify and hold harmless the Company and its successors from and against any losses, costs or damages relating to or arising from or relating to the circumstances described in the Agreement. Under certain circumstances described in the Agreement, the Agreement can be terminated by either the Company or the Sellers.

Attached hereto as Exhibit 10.37 and incorporated herein by reference is a copy of the Agreement entered into by the Company with the Sellers. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Agreement attached hereto as Exhibit 10.37.

The Company expects to use available cash and to undertake debt financing to fund the acquisition.

Sales at the 33 Locations have been distributed generally across four product categories: gasoline (approximately 75% of sales), grocery and general merchandise (approximately 20%), prepared foods (approximately 2%) and branded prepared foods (approximately 2%). During the 12-month period ended November 30, 2005, there were a total of 61 million gallons of gasoline and diesel fuel sold at the 33 Locations. During the same period, total sales from the 33 Locations were $174 million.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The exhibits accompanying this report are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: August 8, 2006	By:	/s/ William J. Walljasper
William J. Walljasper Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description
10.37	Asset Purchase Agreement dated as of August 4, 2006 by and between Casey’s Marketing Company, Nordstrom Oil Company, Nordco, L.L.C., Nordy’s, L.L.C., Pylon Development, L.L.C. and Jet Transport Company